Exhibit 4.7

NONSTATUTORY STOCK OPTION GRANT AGREEMENT

UNDER THE

OUTTASK.COM INC. 1999 STOCK INCENTIVE PLAN

This Grant Agreement (the “Agreement”) is entered into this              day of December, 1999, by and between OUTTASK.COM INC., a Delaware corporation (the “Company”), and                                  (the “Optionee”), effective as of                         ,              (the “Grant Date”).

In consideration of the premises, mutual covenants and agreements herein, the Company and the Optionee agree as follows:

1. Grant of Option. The Company hereby grants to the Optionee, pursuant to the provisions of the OUTTASK.COM INC. 1999 Stock Incentive Plan (the “Plan”), a nonstatutory stock option to purchase from the Company, at a price of $0.10 per share (the “Exercise Price”), up to                  shares (the “Shares”) of Class A Common Stock of the Company, $0.01 par value per share (“Stock”), subject to the provisions of this Agreement and the Plan (the “Option”). The Option shall expire at 5:00 p.m. Eastern Time on the last business day preceding the tenth anniversary of the Grant Date (the “Expiration Date”), unless fully exercised or terminated earlier.

2. Terminology. Unless stated otherwise in this Agreement, capitalized terms in this Agreement shall have the meaning set forth in the Plan. Except where the context otherwise requires, the term “Company” shall include OUTTASK.COM INC. and its affiliates.

3. Exercise of Option.

(a) Right to Exercise. Except as otherwise provided in this Agreement, this Option may be exercised as to its vested portion at any time and from time to time, in whole or in part, on or before the Expiration Date or earlier termination of the Option. In the event of the Optionee’s death, disability, or other termination of employment or service relationship, the exercisability is governed by Section 4 below.

(b) Vesting. Unless the Option has earlier terminated pursuant to the provisions of this Agreement, Shares subject to this Option shall vest over three years in accordance with the vesting schedule attached hereto as Exhibit A and incorporated herein by reference (the “Vesting Schedule”); provided, however, that the Optionee is in the continuous employ of or in a service relationship with the Company from the Grant Date through the applicable date upon which vesting is scheduled to occur. Unless the Option has earlier terminated, vesting of the Option shall be accelerated so that the unvested portion of the Option shall become one hundred percent vested in the Optionee upon the occurrence of a Change in Control. For purposes of this Agreement, the term “Change in Control” shall mean (i) the sale of all or substantially all of the assets of the Company, (ii) the sale of more than 50% of the outstanding capital stock of the Company in a non-public sale, (iii) the dissolution or liquidation of the Company, or (iv) any merger, share exchange, consolidation or other reorganization or business combination of the Company if immediately after such transaction of either (A) persons who were directors of the Company immediately prior to such transaction do not constitute at least a majority of the directors of the surviving entity, or (B) persons who hold a majority of the voting capital stock of the surviving entity are not persons who held a majority of the voting capital stock of the Company immediately prior to the transaction; provided, however, that the term “Change in Control” shall not include (x) a public offering of capital stock of the Company that is effected pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act of 1933, or (y) any transaction pursuant to which shares of capital stock of the Company are transferred or issued to any trust, charitable organization, foundation, family partnership or other entity controlled directly or indirectly by, or established for the benefit of Thomas A. DePasquale and/or Stephen A. DePasquale or their immediate family members (including spouses, children, grandchildren, parents, and siblings, in each case to include adoptive relations), or transferred to any such immediate family members.

(c) Repurchase Option. For a period of three years after the date of issuance of the Stock to the Optionee (the “Issuance Date”), the Company shall have an irrevocable, exclusive option (the “Repurchase Option”) to repurchase all or any portion of the Shares, for a price equal to the number of Shares being repurchased multiplied by the Exercise Price, within 60 days of the date of the voluntary or involuntary termination of the Optionee’s employment or consulting relationship with the Company for any reason (including death or disability), with or without cause (the “Termination Date”). The Repurchase Option shall terminate as to all Shares upon the earlier to occur of: (i) the third anniversary of the Issuance Date; (ii) a Public Offering; or (iii) an Approved Transfer as such terms are defined in that certain Stockholders Agreement dated October 11,1999, entered into by and among the Company and the Stockholders set forth on Exhibit A thereto (the “Stockholders Agreement”), a copy of which is available for review in the Company’s offices at any time upon written request.

(d) Exercise Procedure. Subject to the conditions set forth in this Agreement, including without limitation the execution of the Stockholders Agreement and the Investors Rights Agreement as required by Section 3(f) hereof, this Option shall be exercised by the delivery of written notice of exercise on any business day to the Corporate Secretary of the Company in such form as the Administrator may require from time to time. Such notice shall specify the number of Shares in respect of which the Option is being exercised and shall be accompanied by full payment of the Exercise Price for such Shares in accordance with Section 3(e) of this Agreement. The exercise shall be effective upon receipt by the Corporate Secretary of the Company of such written notice accompanied by the required payment and a properly executed Stockholders Agreement. The Option may be exercised only in multiples of whole Shares and may not be exercised at any one time as to fewer than one hundred Shares (or such lesser number of Shares as to which the Option is then exercisable). No fractional Shares shall be issued pursuant to this Option.

(e) Method of Payment. Payment of the Exercise Price shall be by any of the following, or a combination thereof, as determined by the Administrator in his discretion at the time of exercise:

i by delivery of cash, certified or cashier’s check, money order or other cash equivalent acceptable to the Administrator in its discretion;

ii by tender (via actual delivery or attestation) to the Company of other shares of Stock of the Company which have a Fair Market Value on the date of tender equal to the Exercise Price, provided that such shares have been owned by the Optionee for a period of at least six months or were purchased on the open market without assistance, direct or indirect, from the Company; or

iii by any other method approved by the Administrator.

(f) Agreement by Optionee to Execute Other Agreements. The Optionee hereby agrees to execute, as a condition precedent to the exercise of this Option, the Stockholders Agreement and the Investor Rights Agreement by and among the Company and the parties thereto both in such forms as the Administrator may from time to time request, with respect to any Shares of Stock acquired by the Optionee pursuant to this Agreement; provided, however, that execution of the Stockholders Agreement or the Investor Rights Agreement shall not be required upon any exercise of this Option that occurs after the closing of the first Public Offering of capital stock of the Company or, if later, the expiration of any market stand-off agreement that applies to other stockholders of the Company respecting such Public Offering. The Optionee hereby acknowledges and agrees that the Stockholders Agreement and the Investor Rights Agreement may include such provisions as the Board of Directors and the holders of the Company’s capital stock in their sole discretion may determine are desirable including, without limitation, restrictions on transfer, rights of first refusal of the Company, Company repurchase rights that may be exercised at any time and for any reason, including repurchases under specified circumstances that will result in the Optionee not realizing any gain from the purchase of the Shares, deferred payment for the purchase of the Shares from the Optionee, rights to require sale of the Shares in the event of a change in control of the Company and limitations on sales immediately following an initial Public Offering. Except as provided above, exercise of the Option and issuance of the underlying Shares shall be conditioned upon the Optionee’s (i) receipt of the Stockholders Agreement and the Investor Rights Agreement, (ii) acknowledgment that the Optionee has read and understands the terms and provisions of the Stockholders Agreement and the Investor Rights Agreement and enters into such agreement voluntarily with an intent to be bound by its provisions, and (iii) delivery of executed copies of the Stockholders Agreement and the Investor Rights Agreement to the Administrator.

(g) Issuance of Shares upon Exercise. Upon due exercise of the Option, in whole or in part, in accordance with the terms of this Agreement, the Company shall issue to the Optionee, or such other person exercising the Option, as the case may be, the number of Shares of Stock so paid for, in the form of fully paid and nonassessable Stock and shall deliver certificates therefor as soon as practicable thereafter. The stock certificates for any Shares of Stock issued hereunder shall, unless such Shares are registered or an exemption from registration is available under applicable federal and state law, bear a legend restricting transferability of such Shares, and pursuant to Section 3(f) hereof, shall bear a legend referencing the Stockholders Agreement and the Investor Rights Agreement.

4. Termination of Employment or Service.

(a) Exercise Period Following Cessation of Employment or Service Relationship, In General. If the Optionee ceases to be employed by, or in a service relationship with, the Company for any reason other than death, total and permanent disability (as defined in Section 4(b) below) or discharge for “Misconduct” (as defined in Section 4(d) below), (i) this Option shall terminate immediately upon such cessation to the extent it is unvested, and (ii) this Option shall be exercisable during the 3-month period following such cessation to the extent it is vested, but in no event after the Expiration Date. Unless sooner terminated, this Option shall terminate in its entirety upon the expiration of such 3-month period.

(b) Disability of Optionee. Notwithstanding the provisions of Section 4(a) above, if, the Optionee ceases his employment or other service relationship with the Company as a result of his total and permanent disability, (i) this Option shall terminate immediately upon such cessation to the extent it is unvested, and (ii) this Option shall be exercisable during a period of one year following such cessation to the extent it is vested, but in no event after the Expiration Date. Unless sooner terminated, this Option shall terminate in its entirety upon the expiration of such one year period. For purposes of this Agreement, “total and permanent disability” shall mean the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve months. The Administrator may require such proof of total and permanent disability as the Administrator in his sole discretion deems appropriate and the Administrator’s good faith determination as to whether the Optionee is totally and permanently disabled shall be final and binding on all parties concerned.

(c) Death of Optionee. If the Optionee dies prior to the Expiration Date or other termination of the Option, (i) this Option shall terminate immediately upon the Optionee’s death to the extent it is unvested, and (ii) this Option shall be exercisable during a period of one year following the date of death of the Optionee, but in no event after the Expiration Date, by the Optionee’s executor, personal representative, or the person(s) to whom this Option is transferred by will or the laws of descent and distribution. Unless sooner terminated, this Option shall terminate in its entirety upon the expiration of such one year period.

(d) Misconduct. Notwithstanding anything to the contrary herein, this Option shall terminate in its entirety, regardless of whether the Option is vested in whole or in part immediately upon the Optionee’s discharge of employment or other service relationship for Misconduct or upon the Optionee’s commission of Misconduct during any period following the cessation of employment or other service relationship during which the Option otherwise would be exercisable. For purposes of this Agreement, “Misconduct” means (i) the Optionee’s conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude; (ii) fraud on or misappropriation of any funds or property of the Company; (iii) the Optionee’s personal dishonesty, incompetence, willful misconduct, willful violation of any law, rule or regulation (other than minor traffic violations or similar offenses) or breach of fiduciary duty which involves personal profit; (iv) willful misconduct in connection with the Optionee’s duties or willful failure to perform his responsibilities in the best interests of the Company; (v) chronic use of alcohol, drugs or other similar substances affecting the Optionee’s work performance; or (vi) breach by the Optionee of any provision of any employment, non-disclosure, non-competition, non-solicitation or other similar agreement executed by the Optionee for the benefit of the Company including without limitation this Agreement, all as determined by the Administrator, which determination shall be conclusive and binding for all purposes hereunder.

(e) Change in Status. If the Optionee’s relationship with the Company ceases to be a “common law employee” relationship but the Optionee continues to provide bona fide services to the Company following such cessation in a different capacity, including without limitation as a director, consultant or independent contractor, then a termination of employment or other service relationship shall not be deemed to have occurred for purposes of this Section 4 upon such change in relationship. Notwithstanding the foregoing, the Option shall not be treated as an incentive stock option within the meaning of Code section 422 with respect to any exercise that occurs more than 90 days after such cessation of the common law employee relationship (except as otherwise permitted under Code section 421 or 422).

5. Adjustments and Business Combinations.

(a) Adjustments for Events Affecting Stock. In the event of changes affecting the Company, the capitalization of the Company or the Common Stock of the Company by reason of any stock dividend, spin-off, split-up, recapitalization, merger, consolidation, business combination or exchange of shares and the like, the Administrator shall, in his discretion, make appropriate adjustments to the number, kind and price of Shares covered by this Option, and shall, in its discretion and without the consent of the Optionee, make any other adjustments to this Option, including but not limited to reducing the number of Shares subject to the Option or providing or mandating alternative settlement methods such as settlement of the Option in cash or in shares of Stock or other securities of the Company or of any other entity, or in any other matters which relate to the Option as the Administrator shall, in its sole discretion, determine to be necessary or appropriate.

(b) Pooling of Interests Transaction. Notwithstanding anything in the Plan or this Agreement to the contrary and without the consent of the Optionee, the Administrator, in his sole discretion, may make any modifications to the Option, including but not limited to cancellation, forfeiture, surrender or other termination of the Option in whole or in part, in order to facilitate any business combination that is authorized by the Board to comply with requirements for treatment as a pooling of interests transaction for accounting purposes under generally accepted accounting principles.

(c) Adjustments for Unusual Events. The Administrator is authorized to make, in his discretion and without the consent of the Optionee, adjustments in the terms and conditions of, and the criteria included in, the Option in recognition of unusual or nonrecurring events affecting the Company, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Option or the Plan.

(d) Binding Nature of Adjustments. Adjustments under this Section 5 will be made by the Administrator, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive. No fractional Shares will be issued pursuant to this Option on account of any such adjustments.

6. Confidential Information. In consideration of the Option granted to the Optionee pursuant to this Agreement, the Optionee agrees and covenants that, except as specifically authorized by the Company, the Optionee will keep confidential any trade secrets or confidential or proprietary information of the Company which are now or which hereafter may become known to the Optionee as a result of the Optionee’s employment by or service relationship with the Company, and shall not at any time, directly or indirectly, disclose any such information to any person, firm, Company or other entity, or use the same in any way other than in connection with the business of the Company, at all times during and after the Optionee’s employment or other service relationship. The provisions of this Section 6 shall not narrow or otherwise limit the obligations and responsibilities of the Optionee set forth in any agreement of similar import entered into between the Optionee and the Company.

7. Non-Guarantee of Employment or Service Relationship. Nothing in the Plan or this Agreement shall alter the at-will or other employment status or service relationship of the Optionee, nor be construed as a contract of employment or other service relationship between the Company and the Optionee, or as a contractual right of Optionee to continue in the employ of, or in a service relationship with, the Company, or as a limitation of the right of the Company to discharge the Optionee at any time with or without cause or notice.

8. No Rights as a Stockholder. The Optionee shall not have any of the rights of a stockholder with respect to the shares of Stock that may be issued upon the exercise of the Option until such shares of Stock have been issued to him or her upon the due exercise of the Option. No adjustment shall be made for dividends or distributions or other rights for which the record date is prior to the date such certificate or certificates are issued.

9. Nonstatutory Nature of the Option. This Option is not intended to qualify as an incentive stock option within the meaning of Code section 422, 2nd this Agreement shall be so construed. The Optionee acknowledge that, upon exercise of this Option, the Optionee will recognize taxable income in an amount equal to the excess of the then Fair Market Value of the shares over the exercise price and must comply with the provision of Section 10 of this Agreement with respect to any tax withholding obligations that arise as a result of such exercise.

11. Withholding of Taxes. At the time the Option is exercised, in whole or in part, or at any time thereafter as requested by the Company, the Optionee hereby authorizes withholding from payroll or any other payment of any kind due the Optionee and otherwise agrees to make adequate provision for foreign, federal, state and local taxes required by law to be withheld, if any, which arise in connection with the Option. The Company may require the Optionee to make a cash payment to cover any withholding tax obligation as a condition of exercise of the Option. If the Optionee does not make such payment when requested, the Company may refuse to issue any Stock certificate under the Plan until arrangements satisfactory to the Administrator for such payment have been made.

The Administrator may, in his sole discretion, permit the Optionee to satisfy, in whole or in part, any withholding tax obligation which may arise in connection with the Option either by electing to have the Company withhold from the shares to be issued upon exercise that number of shares, or by electing to deliver to the Company already-owned shares, in either case having a Fair Market Value equal to the amount necessary to satisfy the statutory minimum withholding amount due.

12. The Company’s Rights. The existence of this Option shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

13. Optionee. Whenever the word “Optionee” is used in any provision of this Agreement under circumstances where the provision should logically be construed, as determined by the Administrator, to apply to the estate, personal representative or beneficiary to whom this Option may be transferred by will or by the laws of descent and distribution, the word “Optionee” shall be deemed to include such person.

14. Nontransferability of Option. This Option is nontransferable otherwise than by will or the laws of descent and distribution. During the lifetime of the Optionee, the Option may be exercised only by the Optionee or, during the period the Optionee is under a legal disability, by the Optionee’s guardian or legal representative. Except as provided above, the Option may not be assigned, transferred, pledged, hypothecated or disposed of in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process.

15. Notices. All notices and other communications made or given pursuant to this Agreement shall be in writing and shall be sufficiently made or given if hand delivered or mailed by certified mail, addressed to the Optionee at the address contained in the records of the Company, or addressed to the Administrator, care of the Company for the attention of its Corporate Secretary at its principal office or, if the receiving party consents in advance, transmitted and received via telecopy or via such other electronic transmission mechanism as may be available to the parties.

16. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the stock option granted hereunder. Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement with respect to the stock option granted hereunder shall be void and ineffective for all purposes.

17. Amendment. This Agreement may be amended from time to time by the Administrator in his discretion; provided, however, that this Agreement may not be modified in a manner that would have a materially adverse effect on the Option as determined in the discretion of the Administrator, except as provided in the Plan or in a written document signed by each of the parties hereto.

18. Conformity with Plan. This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan, which is incorporated herein by reference. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. In the event of any ambiguity in this Agreement or any matters as to which this Agreement is silent, the Plan shall govern. A copy of the Plan is provided to you with this Agreement.

19. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, other than the conflict of laws principles thereof.

20. Headings. The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer as of the date first above written.

ATTEST:	OUTTASK.COM INC.

By:
Administrator

The undersigned hereby acknowledges that he/she has carefully read this Agreement and the Plan and agrees to be bound by all of the provisions set forth in such documents.

WITNESS:	OPTIONEE

Name:

Date:

Enclosure: Outtask.com Inc. 1999 Stock Incentive Plan

Exhibit A

Vesting Schedule

Shares issuable upon exercise of this Option shall vest in accordance with the following schedule:

Date	Cumulative Percentage of Shares for which this Option Becomes Exercisable
3 months from the Grant Date	8.333%

6 months from the Grant Date	16.667%

9 months from the Grant Date	25.000%

12 months from the Grant Date	33.333%

15 months from the Grant Date	41.667%

18 months from the Grant Date	50.000%

21 months from the Grant Date	58.333%

24 months from the Grant Date	66.667%

27 months from the Grant Date	75.000%

30 months from the Grant Date	83.333%

33 months from the Grant Date	91.667%

36 months from the Grant Date	100.000%

EXERCISE FORM

Administrator of 1999 Stock Incentive Plan

c/o Office of the Corporate Secretary

4301 North Fairfax Drive

Suite 525

Arlington, Virginia 22201

Gentlemen:

I hereby exercise the Option granted to me on December     , 1999, by OUTTASK.COM INC. (the “Company”), subject to all the terms and provisions thereof and of the OUTTASK.COM INC. 1999 STOCK INCENTIVE PLAN (the “Plan”), and notify you of my desire to purchase                      shares of Common Stock of the Company at a price of $0.01 per share pursuant to the exercise of said Option. This will confirm my understanding with respect to the shares to be issued to me by reason of this exercise of the Option (the shares to be issued pursuant hereto shall be collectively referred to hereinafter as the “Shares”) as follows:

(a) I am acquiring the Shares for my own account for investment with no present intention of dividing my interest with others or of reselling or otherwise disposing of any of the Shares.

(b) The Shares are being issued without registration under the Securities Act of 1933, as amended (the “Act”), in reliance upon one or more exemptions contained in the Act, and such reliance is based in part on the above representation.

(c) The certificates for the Shares to be issued to me will bear a legend substantially as follows:

“The securities represented by this stock certificate have not been registered under the Securities Act of 1933 (the “Act”) or applicable state securities laws (the “State Acts”), and shall not be sold, pledged, hypothecated, donated, or otherwise transferred (whether or not for consideration) by the holder except upon the issuance to the Company of a favorable opinion of its counsel and/or submission to the Company of such other evidence as may be satisfactory to counsel for the Company, to the effect that any such transfer shall not be in violation of the Act and the State Acts.

The shares of stock represented by this certificate are subject to restrictions on transfer, an option to purchase and a market stand-off agreement set forth in a certain Stockholders Agreement between the Company and the registered owner of this certificate (or his predecessor in interest), and no transfer of such shares may be made without compliance with that Agreement. A copy of that Agreement is available for inspection by any shareholder of the Company at the office of the Company upon appropriate request and without charge.”

Appropriate stop transfer instructions will be issued by the issuer to its transfer agent.

(d) Since the Shares have not been registered under the Act, they must be held indefinitely until an exemption from the registration requirements of the Act is available or they are subsequently registered, in which event the representation in Paragraph (a) hereof shall terminate. As a condition to any transfer of the shares, I understand that the issuer will require an opinion of counsel satisfactory to the issuer to the effect that such transfer does not require registration under the Act or any state securities law.

(e) The issuer is not obligated to comply with the registration requirements of the Act or with the requirements for an exemption under Regulation A under the Act for my benefit.

(f) I am a party to a Stockholders Agreement and an Investor Rights Agreement with the Issuer, pursuant to which I have agreed to certain restrictions on the transferability of the Shares and other matters relating thereto.

(g) 83(b) Election. I understand that Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”), may tax as compensation income the difference between the amount I paid for the Shares and the fair market value of the Shares as of the date any restrictions on my Shares lapse in the absence of an 83(b) election. In this context, “restriction” means the right of the Company to buy back the Shares pursuant to the terms of the Stockholders. In the event the Company has registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), “restriction” with respect to officers, directors, and 10% shareholders also means the six-month period after the purchase of the Optionee Shares during which sales of certain securities by such officers, directors, and 10% shareholders would give rise to liability under Section 16(b) of the Exchange Act. I understand that I may elect to be taxed at the time the Shares are subjected to the repurchase obligation rather than when and as the repurchase obligation and six-month Section 16(b) period expires, by filing an election under Section 83(b) of the Code with the Internal Revenue Service within 30 days from the date hereof and by filing a copy of such election with his tax return for the tax year in which the Optionee Shares were subjected to the repurchase obligation. I UNDERSTAND THAT FAILURE TO MAKE THIS FILING IN A TIMELY MANNER MAY RESULT IN THE RECOGNITION OF COMPENSATION INCOME, AS THE REPURCHASE OBLIGATION LAPSES, OR AFTER THE LAPSE OF THE SIX-MONTH SECTION 16(b) PERIOD, ON ANY DIFFERENCE BETWEEN THE PURCHASE PRICE AND THE FAIR MARKET VALUE OF THE SHARES AT THE TIME SUCH RESTRICTIONS LAPSE. I ACKNOWLEDGE THAT IT IS MY SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO TIMELY FILE THE ELECTION UNDER SECTION 83(b), EVEN IF I REQUEST THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON MY BEHALF. I ACKNOWLEDGE THAT I SHALL CONSULT MY OWN TAX ADVISERS REGARDING THE ADVISABILITY OR NONADVISABILITY OF MAKING THE ELECTION UNDER SECTION 83(b) OF THE CODE AND ACKNOWLEDGE THAT I SHALL NOT RELY ON THE COMPANY OR ITS ADVISERS FOR SUCH ADVICE.

Total Amount Enclosed: $

Date:______________________________
(Optionee)

Received by OUTTASK.COM INC. on
,

By:
Name: